Exhibit 10.27

CARBONITE, INC.

RESTRICTED STOCK UNIT AGREEMENT

1. Grant of Restricted Stock Units. Carbonite, Inc., a Delaware corporation (the “Company”), hereby grants to [                            ] (the “Recipient”), pursuant to the Company’s 2011 Equity Award Plan (the “Plan”), [            ] restricted stock units (each, a “Restricted Stock Unit” and collectively, the “Restricted Stock Units”), subject to the terms and conditions of this agreement (the “Agreement”) and the Plan. Except where the context otherwise requires, the term “Company” shall include the parent and all subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan. To the extent that any term of this Agreement conflicts or is otherwise inconsistent with any term of the Plan, as amended from time to time, the terms of the Plan shall take precedence and supersede any such conflicting or inconsistent term contained herein.

2. Vesting and Provisions for Termination.

(a) Vesting Schedule. Subject to the provisions of this Section 2 and Section 6, the Restricted Stock Units vest and become “Vested Units” as to [    ]% of the Restricted Stock Units on [            ] (the “First Vest Date”). Thereafter, Restricted Stock Units shall vest and become Vested Units as to an additional [    ]% of the Restricted Stock Units on each three month anniversary of the First Vest Date for the next [        ] three-month periods (together with the First Vest Date, each a “Vest Date”). Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vest Date, and all vesting shall occur only on the applicable Vest Date.

(b) Continuous Employment Required. Except as otherwise provided in this Section 2, no Restricted Stock Units shall become Vested Units unless the Recipient is, and has been at all times since the date of grant of the Restricted Stock Units, an [employee/officer/director] of the Company. If the Recipient ceases to be an [employee/officer/director] for any reason, then any Restricted Stock Units that are not Vested Units, and that do not become Vested Units pursuant to Section 6 as a result of such termination, shall be forfeited immediately upon such cessation and revert back to the Company without any payment to the holder thereof. To the extent applicable for all purposes of this Agreement, “employment” shall be defined in accordance with the provisions of Section 1.421-7(h) of the regulations promulgated under the Code or any successor regulations.

(c) Settlement of Restricted Stock Units. The Recipient shall receive one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for each Restricted Stock Unit awarded hereunder that becomes a Vested Unit, free and clear of the restrictions set forth in this Agreement, except for any restrictions necessary to comply with federal and state securities laws. The Company shall reflect the Recipient’s ownership of such shares on its stock records as of the date on which Restricted Stock Units become Vested Units.

3. Non-transferability of Restricted Stock Units; No Equity Securities. The Restricted Stock Units may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Restricted Stock Units, or upon the level of any attachment or similar process upon the Restricted Stock Units, the Restricted Stock Units and the associated rights contemplated by this Agreement shall, at the election of the Company, become null, void, and of no further force or effect. The Restricted Stock Units awarded hereunder do not represent equity securities of the Company and do not carry any voting or dividend rights.

CARB – Form of Restricted Stock Unit Agreement

4. No Special Engagement Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any Person under any circumstances to bind the Company to continue the engagement of the Recipient for the period within which the Restricted Stock Units may become Vested Units.

5. Adjustments.

(a) General. If: (i) the Company shall at any time be involved in a merger or other transaction in which shares of Common Stock are changed or exchanged, (ii) the Company shall subdivide or combine shares of Common Stock or the Company shall declare a dividend payable in shares of Common Stock, other securities or other property, (iii) the Company shall effect a cash dividend the amount of which, on a per share of Common Stock basis, exceeds 10% of the Fair Market Value of a share of Common Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on shares of Common Stock in the form of cash, or a repurchase of shares of Common Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving shares of Common Stock, or (iv) any other event shall occur, which in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, proportionately adjust the number of Restricted Stock Units covered by this Agreement and the terms of the restrictions on such Restricted Stock Units.

(b) Committee Authority to Make Adjustments. Adjustments under this Section 5 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final and binding.

6. Change of Control.

(a) General. In the event of a Change of Control, the Recipient shall, with respect to any Restricted Stock Units that are not Vested Units, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 15 of the Plan.

(b) Acceleration. In the event of a Change of Control, the vesting schedule set forth in Section 2(a) of this Agreement shall be accelerated such that:

[all Restricted Stock Units that are not Vested Units subject to this Agreement shall immediately vest and become Vested Units as of the date of the Change of Control.]

[(i) if the Recipient is not offered engagement or continued engagement by the Successor Entity upon consummation of such Change of Control or (ii) if prior to the first anniversary of such Change of Control, the Recipient is (A) discharged by the Successor Entity other than for Cause or (B) resigns from his or her engagement with the Successor Entity as a result of a Constructive Termination (as defined below), the Vesting Schedule set forth in Section 2(a) of this Agreement shall be accelerated such that all Restricted Stock Units that are not Vested Units subject to this Agreement shall, immediately prior to the consummation of such Change of Control (with regard to the provisions of subsection (i) above) or the cessation of the Recipient’s engagement with the Successor Entity (with regard to the provisions of subsections (ii)(A) and (ii)(B) above), vest and become Vested Units.

For the purposes of this Section 6(b), a “Constructive Termination” shall occur if the Recipient resigns from his or her engagement with the Successor Entity within thirty days of (i) a material reduction in the

Recipient’s annual base salary or job responsibility or (ii) the relocation of the Recipient’s principal office location to a facility or location located more than fifty miles from the Recipient’s principal office location on the date of the Change of Control.]

9. Withholding Taxes. The Recipient acknowledges and agrees that the Recipient (and not the Company) shall be responsible for the Recipient’s federal, state, local or foreign tax liability and any of the other tax consequences that may arise as a result of the transactions contemplated by this Agreement. To the extent that the receipt or settlement of the Restricted Stock Units results in income to the Recipient for federal, state, or local income tax purposes, except as provided below, the Recipient shall deliver to the Company at the time that the Company is obligated to withhold taxes in connection with such receipt, vesting, or settlement, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If the Recipient fails to do so, the Company has the right and authority to deduct or withhold from other compensation payable to the Recipient an amount sufficient to satisfy its withholding obligations. The Recipient may satisfy the withholding requirement in connection with the settlement of the Restricted Stock Units, in whole or in part, by electing to have the Company withhold for its own account that number of shares of Common Stock otherwise deliverable to the Recipient upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the settlement of such Restricted Stock Units. The Recipient’s election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable Vest Date. The Fair Market Value of any fractional share of Common Stock not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to the Recipient in cash. The Company’s obligation to deliver Vested Units to the Recipient is subject to the Recipient’s satisfaction of the foregoing requirements.

10. Miscellaneous.

(a) Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Recipient.

(b) All notices under this Agreement shall be mailed, delivered by hand, or delivered by electronic means to the parties pursuant to the contact information for the applicable party set forth in the records of E*Trade Corporate Financial Services, Inc. or any successor third-party equity plan administrator designated by the Company from time to time (the “Administrative Service”), or at such other address as may be designated in writing by either of the parties to the other party.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) The Recipient hereby accepts, by signature or electronic means delivered to the Administrative Service, this Agreement and agrees to the terms and conditions of this Agreement and the Company’s 2011 Equity Award Plan. The Recipient hereby acknowledges receipt of a copy of the Company’s 2011 Equity Award Plan.

Date of Grant: [ ]	CARBONITE, INC.

By:
Name:
Title: